EXHIBIT 12(a)

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (INCLUDES ALL INTEREST EXPENSE)
                                      (THOUSAND OF DOLLARS)

                                                        Fiscal Year Ended September 30,
                                             1997          1996         1995        1994        1993
                                          -----------------------------------------------------------
Pre-tax income from continuing
  operations                               24,098        21,068       11,761       5,355       8,071
Fixed charges                              35,614        32,433       33,757      25,930      26,416
                                           ------        ------       ------      ------      ------
EARNINGS AVAILABLE FOR FIXED CHARGES       59,712        53,501       45,518      31,285      34,487
                                           ------        ------       ------      ------      ------
FIXED CHARGES:
  Interest expense on borrowed funds        5,369         4,651        4,704       5,064       5,120
  Amortization of debt expense and
    discount relating to indebtedness          43            32           38          33          34
  Portion of rent expense representative
    of the interest factor (one-third)      3,113         2,976        3,153       3,313       3,360
  Interest on stock loaned                 10,261         6,496        4,050       1,103         731
  Interest to brokerage customers           8,565         8,769        9,928       6,342       5,383
  Interest on deposits                      7,596         8,449       11,002       9,613      11,290
  Interest other                              667         1,060          882         462         498
                                           ------        ------       ------      ------      ------
TOTAL FIXED CHARGES                        35,614        32,433       33,757      25,930      26,416
                                           ------        ------       ------      ------      ------

                                           ------        ------       ------      ------      ------
RATIO OF EARNINGS TO FIXED CHARGES           1.68          1.65         1.35        1.21        1.31
                                           ------        ------       ------      ------      ------